Exhibit (a)(5)(Q)

David E. Bower (SBN 119546)

MONTEVERDE & ASSOCIATES PC

600 Corporate Pointe, Suite 1170

Culver City, CA 90230

Tel: (213) 446-6652

Fax: (212) 202-7880

Email: dbower@monteverdelaw.com

Counsel for Plaintiff

[Additional counsel on signature page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

THE GEORGE SHAHINIAN TRUST,	CIVIL ACTION NO. 5:17-cv-4707 COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMANDED
individually and on behalf of all others similarly situated,

Plaintiff,
vs.
ROCKET FUEL INC., MONTE
ZWEBEN, RANDOLPH WOOTTON
III, RICHARD A. FRANKEL, JOHN
J. LEWIS, WILLIAM W. ERICSON,
CLARK M. KOKICH, SUSAN L.
BOSTROM, and RONALD E. F.
CODD,
Defendants.

Plaintiff The George Shahinian Trust (“Plaintiff”), by and through its attorneys, alleges the following on information and belief, except as to the allegations specifically pertaining to Plaintiff, which are based on personal knowledge.

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on July 18, 2017 (the “Proposed Transaction” or “Merger”), pursuant to which Rocket Fuel Inc. (“Rocket Fuel” or the “Company”) will be acquired by Sizmek Inc. (“Parent”) through Sizmek’s wholly owned subsidiary, Fuel Acquisition Co. (“Merger Sub”) (collectively, “Sizmek”). Sizmek is an affiliate of Vector Capital IV, L.P. and Vector Capital V, L.P. (collectively, “Vector”).

2. On July 17, 2017, Rocket Fuel’s Board of Directors (the “Board” or the “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Sizmek. Pursuant to the terms of the Merger Agreement, Sizmek commenced a tender offer (the “Tender Offer”) to purchase all of the outstanding shares of Rocket Fuel common stock for $2.60 per share in cash (the “Offer Price”). The Tender Offer commenced on August 2, 2017 and is set to expire at 12:00 a.m., New York City time, at the end of August 29, 2017.

3. On August 2, 2017, Defendants filed a Solicitation/Recommendation Statement on Form 14D-9 (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. As described herein, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders it false and misleading, in violation of Sections 14(d), 14(e), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(d), 78n(e), 78t(a), and SEC Rule 14d-9, 17 C.F.R. § 240.14d-9(d) (“Rule 14d-9).

4. Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ wrongdoing described herein.

JURISDICTION AND VENUE

5. This Court has subject matter jurisdiction over all claims asserted herein pursuant to Section 27 of the Exchange Act, 15 U.S.C § 78aa, and 28 U.S.C. § 1331, as Plaintiff alleges violations of Sections 14(d), 14(e), and 20(a) of the Exchange Act.

6. This Court has personal jurisdiction over all of the Defendants because each is either a corporation that conducts business in, and maintains operations within, this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because Rocket Fuel is headquartered in this District, each Defendant transacted business in this District, and a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously through all times relevant hereto, the owner of Rocket Fuel common stock.

9. Defendant Rocket Fuel is a Delaware corporation with its principal executive offices located at 2000 Seaport Boulevard, Suite 400, Pacific Shores Center, Redwood City, California 94063. Rocket Fuel’s common stock is listed and traded on The NASDAQ Stock Market under the symbol “FUEL.”

10. Defendant Monte Zweben (“Zweben”) has served as a director of Rocket Fuel since 2010 and is the Chairman of the Board.

11. Defendant E. Randolph Wootton III (“Wootton”) has served as a director of Rocket Fuel since 2015 and is the Company’s Chief Executive Officer (“CEO”).

12. Defendant Richard A. Frankel (“Frankel”) has served as a director of Rocket Fuel since 2008 and is the Company’s Co-Founder.

13. Defendant John J. Lewis (“Lewis”) has served as a director of Rocket Fuel since 2016.

14. Defendant William W. Ericson (“Ericson”) has served as a director of Rocket Fuel since 2008.

15. Defendant Clark M. Kokich (“Kokich”) has served as a director of Rocket Fuel since 2011.

16. Defendant Susan L. Bostrom (“Bostrom”) has served as a director of Rocket Fuel since 2013.

17. Defendant Ronald E. F. Codd (“Codd”) has served as a director of Rocket Fuel since 2012.

18. Defendants Zweben, Wootton, Frankel, Lewis, Ericson, Kokich, Bostrom, and Codd are collectively referred to as the “Individual Defendants.”

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

19. Founded in 2008, Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services.

20. On May 9, 2017, the Company issued a press release announcing its financial results for the first quarter of 2017, which ended on March 31, 2017. The Company touted “strong growth in platform solutions year over year,” as revenue from platform solutions “grew significantly,” from 16% of total revenue the first quarter of 2016, to 29% of total revenue in first quarter of 2017.

21. Spend growth in platform solutions grew by “a record” amount, of 70% year over year. According to Defendant Wooton, the growth in Rocket Fuel’s platform business was “evidence of the progress we are making transitioning Rocket Fuel towards a platform-oriented software model.” The Company was also “encouraged by the growth in both adoption, and spend, from our platform services business.”

22. Rocket Fuel’s Chief Financial Officer (“CFO”), Stephen Snyder, added that the Company’s “sharp focus on expenses and operational efficiency enabled us to deliver first quarter adjusted EBITDA results that were at the high end of our guidance range,” and that the Company believed it was “making the right long-term decisions that will position Rocket Fuel for profitable growth over time.”

23. Notwithstanding the positive results and economic outlook for the Company discussed above, the Board agreed to sell Rocket Fuel to Sizmek at an inadequate price and under terms that benefit Sizmek at the expense of the Company, its shareholders, and other potential bidders.

24. For example, the Offer Price of $2.60 per share of Rocket Fuel common stock is 3.3% below the closing price of the common stock the day before the Proposed Transaction was announced, of $2.69 per share; 53.8% below the common stock’s 52-week high, of $5.60 per share; and 9.4% below the common stock’s 52-week average, of $2.87 per share. Moreover, on the day of the Merger announcement, Wall Street analysts had a median target price of $3.25 per share, or more than 25% higher than the Offer Price.

25. The likelihood of a competing bidder emerging to purchase the Company at a higher price is significantly handicapped because the Board agreed to include in the Merger Agreement certain deal protection devices that will prevent alternative acquirors from submitting higher offers for the Company. These include a “No Solicitation” clause, “Fiduciary Out” and “Matching Rights,” which, as the Solicitation Statement explains, place a “restriction[] on [Rocket Fuel’s] ability to solicit acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals.” Although there is a limited “go-shop” period, it expires in

30 days, after which the Board cannot solicit alternative proposals. The Board also agreed to a termination fee of $4.1 million, which is payable by Rocket Fuel to Sizmek in the event that the Individual Defendants decide to terminate the Merger Agreement, including in order to accept an alternative proposal that exceeds that of Sizmek’s.

26. Notwithstanding the inadequate Offer Price and the deal protection devices, the Merger’s consummation is virtually assured because the success of the Tender Offer is conditioned on Sizmek receiving the tender of a bare majority of the outstanding shares, 24% of which are already locked up pursuant to tender and support agreements executed between Sizmek and two significant Rocket Fuel shareholders that are controlled by or affiliated with Defendants Ericson and Frankel. In addition, all of Rocket Fuel’s executive officers and directors currently intend to tender their Rocket Fuel shares, collectively representing an additional 2.4% of the total outstanding shares.

27. Furthermore, by agreeing to the Proposed Transaction, Rocket Fuel’s executive officers, directors, and management secured for themselves lucrative payouts that the Solicitation Statement (at page 8) describes as “interests . . . that are different from, or in addition to, the interests of other Rocket Fuel stockholders” and that “may create potential conflicts of interest.” Indeed, if the Merger is consummated, the Company’s directors and executive officers stand to receive a staggering $35.6 million, or nearly 30% of the total deal value (comprised of the value of their shares of common stock owned and vested options; the value of accelerated unvested options and restricted stock units; and severance payments or golden parachutes).

28. Further potential conflicts have been created with respect to Rocket Fuel’s Senior Vice President and Managing Director of the International Division, David Gosen, its Senior Vice President of Engineering, Richard Pittenger, and its CFO, Steven Snyder. As the Solicitation Statement (at page 18) provides, “[a]s recognition for their continued contributions and leadership at Rocket Fuel,” Gosen and Pittenger are eligible to receive “incremental incentive bonus[es]” that are “in addition to the[ir] corporate bonus[es],” in the amounts of £80,715 and $150,000, respectively, and Snyder is eligible to receive a retention bonus in the amount of $81,250.

The Solicitation Statement’s Material Misrepresentations/Omissions

29. Although the Solicitation Statement provides Rocket Fuel’s stockholders with an overview of the Proposed Transaction, it omits certain critical information, which renders portions of the Solicitation Statement materially incomplete and/or misleading, in violation of the Securities Act provisions discussed herein. As a result, Rocket Fuel’s stockholders lack material information necessary to allow them to make an informed decision concerning whether to tender their shares.

30. The “Opinion of Needham & Company, LLC” section of the Solicitation Statement (at pages 46-55) is materially deficient because it fails provide Rocket Fuel’s stockholders with a fair summary of the substantive work performed by Needham in conducting its valuation analyses supporting its fairness opinion. The financial advisor’s opinion of financial fairness for a proposed transaction is one of the most important process-based underpinnings of a board’s recommendation of a transaction to its stockholders. Thus, it is imperative for stockholders to be able to understand what factors might influence the financial advisor’s analytical efforts.

31. In particular, the Solicitation Statement is materially incomplete in that it fails to disclose, inter alia: (i) the trading multiples Needham observed for each of the selected companies included in its Selected Companies Analysis (pages 49-50), and the low and high trading multiples for the group of Selected Legacy Advertising Companies and the group of Selected Platform Technology Companies; (ii) the transaction multiples Needham observed for each transaction included in its Selected Transaction Analysis (page 51); and (iii) the list of transactions Needham evaluated, and the premiums paid that Needham observed for each such transaction, in its Premiums Paid Analysis (pages 53-54).

32. With respect to Needham’s Discounted Cash Flow Analyses (page 52), the Solicitation Statement fails to disclose: (i) the inputs and assumptions underlying Needham’s calculation of the discount rate range of 17%-27%; (ii) the resulting terminal values Needham calculated based upon its revenue multiple valuation and adjusted EBITDA multiple valuation; (iii) the cash and debt figures that Needham used to calculate the ranges of illustrative implied present equity values; and (iv) whether Needham incorporated Rocket Fuel’s approximate $402 million in net operating losses (“NOLs”) into this analysis.

33. With respect to Needham’s Present Value of the Illustrative Projected Stock Prices Analyses (pages 52-53), the Solicitation Statement fails to disclose: (i) the inputs and assumptions underlying the calculation of the discount rate of 22.8%; (ii) the inputs and assumptions underlying the selection of the illustrative multiples for the revenue multiple case; (iii) the inputs and assumptions underlying the selection of the illustrative multiples for the adjusted EBITDA multiple case; and (iv) the net cash values at the end of the respective calendar years 2018-2020 used in the analysis.

34. The foregoing information is material to Rocket Fuel shareholders in deciding whether to tender their shares, as the real informative value of the banker’s work is not in its bottom-line conclusion, but in the valuation analysis that buttresses that result. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

35. The Solicitation Statement also fails to disclose material information regarding potential conflicts of interest among Rocket Fuel’s Board and management, including, inter alia: (i) whether Sizmek or Vector discussed potential future employment or other retention terms with Rocket Fuel’s executive officers, directors, or management (although the Solicitation Statement says that the two sides have not “reached an understanding” or “entered into any definitive agreements or arrangements” concerning the foregoing, it does not rule it out and does not state that no discussions have taken place or promises have been made, particularly in the case of Vector, which is a private equity firm that would be inclined to retain management of companies it has acquired); and (ii) any information with respect to the negotiation of the incremental incentive and retention bonuses that the Company has agreed to pay Gosen, Pittenger, and Snyder.

36. Communications regarding post-transaction employment and Merger related benefits during the negotiation of the underlying transaction must be disclosed to stockholders that are trying to understand the motivations that could potentially influence or prevent fiduciaries from acting solely in the best interests of the Company.

CLASS ACTION ALLEGATIONS

37. Plaintiff brings this action as a class action pursuant to Fed. R. Civ. P. 23 on behalf of itself and the other public stockholders of Rocket Fuel (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants.

38. This action is properly maintainable as a class action for the following reasons:

39. The Class is so numerous that joinder of all members is impracticable. As of July 31, 2017, there were 46,993,632 shares of Rocket Fuel common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

40. Questions of law and fact are common to the Class, including, among others: (i) whether Defendants have violated Sections 14(d), 14(e), and 20(a) of the Exchange Act in connection with the Proposed Transaction; and (ii) whether Plaintiff and the Class would be irreparably harmed if the Proposed Transaction is consummated as currently contemplated and pursuant to the Solicitation Statement as currently composed.

41. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

42. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

43. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

44. A class action is superior to other available methods for fairly and efficiently adjudicating this controversy;

45. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, preliminary and final injunctive relief on behalf of the Class as a whole is entirely appropriate.

CAUSES OF ACTION

COUNT I

Claim for Violation of Section 14(d) of the Exchange Act and SEC Rule 14d-9

(Against All Defendants)

46. Plaintiff realleges each of the allegations Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

47. Defendants have caused the Solicitation Statement to be issued with the intention of soliciting shareholder support of the Proposed Transaction.

48. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) provides that:

49. Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

50. SEC Rule 14d-9(d), which was adopted to implement Section 14(d)(4) of the Exchange Act, provides that:

51. Information required in solicitation or recommendation. Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof.

52. In accordance with Rule 14d-9, Item 8 of a Schedule 14D-9 requires a Company’s directors to:

53. Furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

54. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

55. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing the statements in the Solicitation Statement to be materially incomplete and/or misleading.

56. The omissions and incomplete and misleading statements in the Solicitation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares. In addition, a reasonable investor would view such information as altering the “total mix” of information made available to shareholders.

57. As a direct and proximate result of Defendants’ unlawful course of conduct in violation of Section 14(d) of the Exchange Act and SEC Rule 14d-9, absent injunctive relief from the Court, Plaintiff and the other members of the Class have sustained and will continue to sustain irreparable injury by being denied the opportunity to make an informed decision as to whether to tender their shares.

58. Plaintiff and the Class have no adequate remedy at law.

COUNT II

Claim for Violation of Section 14(e) of the Exchange Act

(Against All Defendants)

59. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

60. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. §78n(e).

61. Defendants prepared, reviewed, filed and disseminated the false and misleading Solicitation Statement to Rocket Fuel’s shareholders.

62. In doing so, Defendants knew or recklessly disregarded that the Solicitation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

63. The omissions and incomplete and misleading statements in the Solicitation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares. In addition, a reasonable investor would view such information as altering the “total mix” of information made available to shareholders.

64. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Solicitation Statement, Defendants were undoubtedly aware of this information and had previously reviewed it, including participating in the Merger negotiation and sales process and reviewing Needham’s complete financial analyses purportedly summarized in the Solicitation Statement.

65. Defendants also knew that Plaintiff and the other members of the Class would rely upon the Solicitation Statement in determining whether to tender his shares.

66. As a direct and proximate result of Defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff and the other members of the Class have sustained and will continue to sustain irreparable injury by being denied the opportunity to make an informed decision as to whether to tender their shares.

67. Plaintiff and the Class have no adequate remedy at law.

COUNT III

Claim for Violation of Section 20(a) of the Exchange Act

(Against the Individual Defendants)

68. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

69. The Individual Defendants acted as controlling persons of Rocket Fuel within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Rocket Fuel, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

70. Each of the Individual Defendants were provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

71. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

72. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

73. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Sections 14(d) and 14(e) of the Exchange Act, and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act.

74. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

75. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel;

B. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Tender Offer and/or Proposed Transaction;

C. In the event Defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D. Directing Defendants to account to Plaintiff and the Class for their damages sustained because of the wrongs complained of herein;

E. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: August 14, 2017.	Respectfully submitted,

/s/ David E. Bower
David E. Bower SBN 119546
MONTEVERDE & ASSOCIATES PC
600 Corporate Pointe, Suite 1170
Culver City, CA 90230
Tel: (213) 446-6652
Fax: (212) 202-7880
Email: dbower@monteverdelaw.com

Counsel for Plaintiff

OF COUNSEL:

WOLF POPPER LLP

Carl L. Stine

Robert S. Plosky

845 Third Avenue

Tel: (212) 759-4600

Fax: (212) 486-2093

Email: cstine@wolfpopper.com

            rplosky@wolfpopper.com

PLAINTIFF CERTIFICATION
UNDER THE FEDERAL SECURITIES LAWS

I, Gary Shahinian, trustee for The George Shahinian Trust, hereby state:

1. I have reviewed the complaint against Rocket Fuel Inc. ("FUEL"), and certain of its directors. I have authorized the filing of the complaint and a lead plaintiff motion on my behalf.

2. I am willing to serve as a representative party on behalf of the Class, including providing testimony at deposition and trial, if necessary.

3. I currently own 5,000 FUEL shares, which I bought on the following dates and for the following per share prices:

Date	# of shares purchased	# of shares sold	Price per share
5-11-17	5000		3.33
TOTAL			

4. I did not purchase these securities at the direction of counsel, or in order to participate in any private action arising under the federal securities laws.

5. During the three-year period preceding the date of signing this certification, I have not sought to serve, and have not served, as a representative on behalf of a class in any private action arising under the federal securities laws.

6. I will not accept any payment for serving as a representative party on behalf of the Class except to receive a pro rata share of any recovery, or as ordered or approved by the Court, including the award to a representative party of reasonable costs and expenses, including lost wages relating to the representation of the Class.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 14th day of August, 2017

By: Gary Shahinian Trustee
Gary Shahinian, Trustee
On behalf of The George Shahinian Trust